Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION OF
THE HOME DEPOT, INC.

The Home Depot, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.That the present name of the Corporation is The Home Depot, Inc. The name under which the Corporation was originally incorporated is M. B. Associates Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 29, 1978.

2.This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the Corporation is hereby integrated and restated to read in its entirety as follows:

FIRST: The name of the corporation (which is herein referred to as the “Corporation”) is The Home Depot, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington 19808, in the County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

To manufacture, purchase or otherwise acquire, invest in, own, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with, any and all goods, wares, merchandise and personal property relating to home improvement services, materials, products, devices, manuals, audio-visual aids, tools and any and all products related thereto of every kind and description.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein before set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental to or growing out of or connected with the aforesaid powers or any part or parts thereof, including, without limitation, the acquisition and operation of businesses exclusively or partially engaged in providing home improvement services, materials, products, devices, manuals, audio- visual aids, tools, and related products or services to consumers.

The business or purpose of the Corporation is from time to time to do any one or more of the acts and things herein before set forth, and it shall have power to conduct and carry on said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of said laws.

FOURTH: The total number of shares of stock which the Corporation will have authority to issue is ten billion (10,000,000,000), all of which shall be shares of Common Stock of the par value of five cents ($.05) each.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Kenneth G. Langone
c/o INVEMED ASSOCIATES INCORPORATED
375 Park Avenue
New York, New York 10022

SIXTH: 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

2.At each annual meeting of the stockholders, each director shall be elected for a one-year term. Each director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.[Reserved]

4.Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, the determination by resolution of the Board of Directors of the officers of the Corporation and their respective titles and duties, the determination by resolution of the Board of Directors of the manner of choosing the officers of the Corporation and the terms of their respective offices, the determination by resolution of the Board of Directors of the terms and conditions under which the Corporation shall exercise the powers granted to it by the Delaware General Corporation Law, as such powers may exist from time to time, and that from time to time shall affect the directors’ power otherwise to manage the business and affairs of the Corporation; and, notwithstanding any other provision of this Certificate of Incorporation to the contrary, no by-law shall be adopted by stockholders which shall interpret or qualify, or impair or impede the implementation of, the foregoing. Any inconsistency between, on the one side, a document which implements the provisions of this paragraph 4 and sets forth the rights, powers, duties, rules and/or procedures governing the Board of Directors and, on the other side, any by-law or other corporate document shall be construed in favor of the document setting forth such rights, powers, duties, rules and/or procedures.

5.Any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if, in accordance with the by-laws, (a) record holders of shares representing at least 25% of the outstanding common stock of the Corporation have submitted a written request to the Secretary of the Corporation asking that the Board of Directors establish a record date for the proposed action by stockholders and including the information with respect to such action and such holders as would be required by the by-laws if such holders were requesting the call of a special meeting, (b) the Board of Directors fixes such a record date or has failed to do so within ten (10) days after the date on which such request was received by the Secretary of the Corporation, (c) consents are solicited by the stockholders proposing to take such action from all holders of shares and (d) consents in writing, setting forth the action so taken, are delivered to the Corporation and not revoked, and are signed by the holders of outstanding stock on such record date having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

SEVENTH: The Board of Directors shall have power to make, alter or repeal the by-laws of the Corporation, except as may otherwise be provided in the by-laws

EIGHTH: [Reserved]

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. An officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit; or (iv) of an officer in any action by or in the right of the Corporation. For purposes of this paragraph, “officer” shall have the meaning provided in section 102(b)(7) of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, said Corporation has caused this Restated Certificate of Incorporation to be signed by Teresa Wynn Roseborough, its Executive Vice President, General Counsel & Corporate Secretary, this 21st day of May, 2026.

/s/ Teresa Wynn Roseborough
By:	Teresa Wynn Roseborough
Executive Vice President, General Counsel & Corporate Secretary